Exhibit 2.3

                          PLAN AND AGREEMENT OF MERGER

     THIS PLAN AND AGREEMENT OF MERGER (this "Agreement") is made as of the 31st day of July, 2002, by and between Interactive MOTORSPORTS AND ENTERTAINMENT CORP., an Indiana corporation ("IMEC"), and PACIFIC INTERNATIONAL HOLDINGS, INC., a Utah corporation ("PIH") (PIH and IMEC are collectively referred to herein as the "Parties").

                                    RECITALS

1. PIH is duly organized and validly existing as a corporation under the Utah Revised Business Corporation Act (the "URBCA"). IMEC is duly organized and validly existing as a corporation under the Business Corporation Law of Indiana (the "IBCL"). PIH is the parent corporation and sole shareholder of IMEC.

2. PIH, IMEC, Perfect Line, Inc., an Indiana corporation ("Perfect Line"), and shareholders of Perfect Line have entered into an Agreement and Plan of
     Reorganization,   dated  as  of  July  31,   2002   (the   "Reorganization
     Agreement"). Pursuant to the Reorganization Agreement, Perfect Line will become a wholly owned subsidiary of PIH (the "Reorganization").

3. In connection with the Reorganization, the Parties agreed to enter into an agreement providing for the merger of PIH into IMEC contemporaneous with the Reorganization such that Perfect Line will become a wholly owned subsidiary of IMEC.

4. The authorized capital stock of IMEC consists of 200,000,000 shares of common stock, $0.0001 par value per share ("IMEC Common Stock"), and 10,000,000 shares of preferred stock, $0.0001 par value per share ("IMEC Preferred Stock").

5. The authorized capital stock of PIH consists of 200,000,000 shares of common stock, $0.0001 par value per share ("PIH Common Stock"), and 10,000,000 shares of preferred stock, $0.0001 par value per share ("PIH Preferred Stock").

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby covenant and agree as follows:

     Section 1. The Merger. At the Effective Time (as such term is hereinafter defined), in accordance with the provisions of the URBCA, the IBCL and the terms of this Agreement, PIH will be merged with and into IMEC (the "Merger") with IMEC surviving the Merger (the "Surviving Corporation"). The Merger shall have all of the effects provided by the URBCA and the IBCL, as applicable.

     Section 2. Effective Time of the Merger. The Merger shall become effective (the "Effective Time") on the day and at the time that the later of the following occurs: (i) the appropriate Articles of Merger shall have been executed and filed in the office of the Secretary of State of the State of Utah, pursuant to the applicable provisions of the URBCA; (ii) the appropriate Articles of Merger shall have been executed and filed in the office of the Secretary of State of Indiana, pursuant to the applicable provisions of the IBCL; (iii) or the Reorganization becomes effective.

     Section 3. Articles of Incorporation, By-Laws, Directors and Officers.

          (a) The Articles of Incorporation of IMEC as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with the laws of the State of Indiana.

          (b) The By-Laws of IMEC as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation from and after the Effective Time until further amended in accordance with the laws of the State of Indiana, the Articles of Incorporation and the By-Laws of the Surviving Corporation.

          (c) The directors and officers of IMEC in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time, and each shall hold his respective office or offices from and after the Effective Time until his successor shall have been elected and qualified or as otherwise provided in the By-Laws of the Surviving Corporation.

     Section 4. Manner and Basis of Converting Stock.

          (a) At the Effective Time and immediately after the Reorganization, by virtue of the Merger, without any further action being required:

               (i) Each share of PIH Common Stock that shall be outstanding immediately after the Reorganization, by virtue of the Merger and without any other action being required, shall be cancelled and converted into four (4) shares of IMEC Common Stock;

               (ii) Each share of PIH Preferred Stock that shall be outstanding immediately after the Reorganization, by virtue of the Merger and without any other action being required, shall be cancelled and converted into four (4) shares of IMEC Preferred Stock;

               (iii) Any shares of PIH Common Stock or PIH Preferred Stock held in the treasury of PIH immediately prior to the Effective Time shall be cancelled; and

               (iv) Each option of PIH for the purchase of PIH Common Shares that shall be outstanding immediately prior to the Effective Time shall be converted into an Option for the purchase of IMEC Common Shares on the terms provided in the respective option.

          (b) Within a reasonable time after the Effective Time, IMEC shall issue certificates to the holders of shares of PIH Common Stock that were outstanding immediately after the Reorganization which represent the shares of IMEC Common Stock into which such shares of PIH Common Stock were converted at the Effective Time.

          (c) Within a reasonable time after the Effective Time, IMEC shall issue certificates to the holders of shares of PIH Preferred Stock that were outstanding immediately after the Reorganization which represent the shares of IMEC Common Stock into which such shares of PIH Preferred Stock were converted at the Effective Time.

          (d) All shares of IMEC Common Stock issued and outstanding before the Effective Time shall be automatically cancelled and deemed surrendered by virtue of the Merger at the Effective Time, and the subscription price therefor shall be reimbursed or forgiven to PIH, as applicable.

     Section 5. Approvals. PIH represents and warrants to IMEC that this Agreement and the Merger have been duly approved by the board of directors and shareholders of PIH in accordance with applicable law and the Articles of Incorporation and Bylaws of PIH. IMEC represents and warrants to PIH that this Agreement and the Merger have been duly approved by the board of directors and shareholders of IMEC in accordance with applicable law and the Articles of Incorporation and Bylaws of IMEC.

     Section 6. Certain Effects of the Merger. The separate existence and organization of PIH shall cease at the Effective Time except insofar as it may be continued by law, and thereupon PIH and IMEC shall be a single Corporation, sometimes hereinafter referred to as the Surviving Corporation. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all rights, privileges, powers and franchises, both public and private in nature, and all the property, real, personal and mixed, and all debts due on whatever account, including, subscriptions for shares, and all other things in action or belonging to PIH shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and every other interest shall be thereafter the property of the Surviving Corporation. All rights of creditors and all liens upon any property of PIH shall be preserved unimpaired, and all debts, liabilities, and duties of PIH shall attach to the Surviving Corporation and may be enforced against it to the same extent as if those debts, liabilities, and duties had been incurred or contracted by it.

     IN WITNESS WHEREOF, each of the Parties has caused this Plan and Agreement of Merger to be executed as of the date first written above.

                        INTERACTIVE MOTORSPORTS AND ENTERTAINMENT CORP., an Indiana corporation


                        By /s/ Willaim R. Donaldson
                        Printed: William R. Donaldson
                        Its: CEO

                        PACIFIC INTERNATIONAL HOLDINGS, INC.,
                        an Utah corporation


                        By /s/ Kitty Chow
                        Printed: Kitty Chow
                        Its: President